Exhibit 3.7

NMTC, INC.

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of NMTC, Inc., a Delaware corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable, fair to, and in the best interests of the corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the corporation is: “Matco Tools Corporation”.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of June, 2016.

By:	/s/ Frank T. McFaden
Frank T. McFaden
Vice President